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Exhibit 2

15 January 2003
165/03-jmd

DURBAN ROODEPOORT DEEP, LIMITED COMPLETES ACQUISITION OF 14%
INTEREST IN EMPEROR MINES LIMITED

NEW DIRECTORS AND CHAIRMAN APPOINTED

        Emperor Mines Limited (ASX Code EMP) is pleased to confirm that Durban Roodepoort Deep, Limited (DRD), has completed its acquisition of approximately 14% of the issued capital of Emperor Mines Limited.

        Emperor welcomes this investment by DRD and is pleased to have a focused and successful international gold producer as its major shareholder. Emperor looks forward to working closely with DRD management to achieve tangible operational benefits in the expansion at the Company's flagship Vatukoula gold mine. In addition Emperor believes that its relationship with DRD will enhance its pro-active growth strategies in the Australasian region.

        Following completion, both Chairman Gordon Toll and fellow director Mr. Ed Flood have now resigned as Directors of the Company. The Company acknowledges with gratitude the significant contributions of both Mr. Toll and Mr. Flood since their appointment in 1995.

        The Company is pleased to confirm that Mr. Mark Wellesley-Wood and Mr. David Baker have now been appointed as Directors.

        Mr. Wellesley-Wood has been involved in all aspects of raising finance and financial advice for mining companies since 1977. Mr. Wellesley-Wood was appointed as Chairman and Chief Executive Officer of DRD in November 2000.

        Mr. David Baker is a qualified metallurgist and has more than 15 years experience as a mining analyst and portfolio manager. Mr. Baker is a Non-Executive Director of DRD and a partner in Baker Steel Capital Managers LLP.

        The Company is also pleased to confirm that the Board of Directors has elected Mr. Jim Wall as its Non-Executive Chairman. Mr. Wall was appointed to the Board of Emperor Mines Limited in February 1999 and has considerable experience is dealing with public mining companies.

Queries:	James Duncan Russell & Associates 011 880 3924 (o) 082 892 8052 (cell)

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Exhibit 2
DURBAN ROODEPOORT DEEP, LIMITED COMPLETES ACQUISITION OF 14% INTEREST IN EMPEROR MINES LIMITED NEW DIRECTORS AND CHAIRMAN APPOINTED